EXHIBIT A


                   FORM OF SENIOR SUBORDINATED PROMISSORY NOTE


THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED, QUALIFIED, APPROVED OR DISAPPROVED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS. NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY HAS PASSED ON OR ENDORSED THE MERITS OF THESE SECURITIES.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED WITH "ORIGINAL ISSUE DISCOUNT" FOR PURPOSES OF SECTION 1272 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. FOR INFORMATION REGARDING THE "ISSUE PRICE," "ISSUE DATE," AMOUNT OF "ORIGINAL ISSUE DISCOUNT," AND "YIELD TO MATURITY" OF THE NOTE, CONTACT THE CHIEF FINANCIAL OFFICER OF NATIONAL AUTO FINANCE COMPANY, INC. AT 621 N.W. 53RD STREET, SUITE 200, BOCA RATON, FLORIDA 33487, TELEPHONE: (800) 999-7535.


                       NATIONAL AUTO FINANCE COMPANY, INC.



                       SENIOR SUBORDINATED PROMISSORY NOTE
                               DUE DECEMBER , 2004




$_____________                                              New York, New York
                                                            December ___, 1997




                  FOR VALUE RECEIVED, the undersigned, NATIONAL AUTO FINANCE COMPANY, INC., a Delaware corporation (the "COMPANY"), promises to pay to the order of [THE 1818 MEZZANINE FUND, L.P.] [PC INVESTMENT

COMPANY] [GERLACH & CO., AS NOMINEE FOR MANUFACTURERS LIFE INSURANCE COMPANY (U.S.A.)] or permitted assigns the principal sum of ____________ dollars ($______________) on December , 2004, with interest thereon from time to time as provided herein.

             PURCHASE AGREEMENT. This Senior Subordinated Promissory
Note (this "NOTE") is issued pursuant to the Securities Purchase Agreement, dated as of December , 1997, by and among the Company, The 1818 Mezzanine Fund, L.P., PC Investment Company, The Progressive Investment Company, Inc. and Manufacturers Life Insurance Company (U.S.A.) (the "PURCHASE AGREEMENT"), and the holder of this Note is entitled to the benefits of this Note and the Purchase Agreement and may enforce the agreements contained herein and therein and exercise the remedies provided for hereby and thereby or otherwise available in respect hereto and thereto.

                  The Purchase Agreement provides for the acceleration of the maturity of this Note upon the occurrence of certain events.

                           INTEREST.  The Company promises to pay interest on
the outstanding principal amount of this Note (i) at the rate of 11.875% per annum through the third anniversary of the date hereof, (ii) at the rate of 12.875% per annum from the third anniversary through the fourth anniversary of the date hereof, (iii) at the rate of 13.875% per annum from the fourth anniversary through the fifth anniversary of the date hereof, and (iv) at the rate of 14.875% per annum from the fifth anniversary and thereafter (as applicable for each period, the "BASE INTEREST RATE"). The Company shall pay interest on the Note quarterly in arrears on each March 31, June 30, September 30 and December 31 of each year or, if any such date shall not be a Business Day, on the next succeeding Business Day to occur after such date (each date upon which interest shall be so payable, an "INTEREST PAYMENT DATE"), beginning on December 31, 1997. Interest on this Note shall be paid by wire transfer of immediately available funds to an account designated by the holder of this Note. Interest on this Note shall accrue from the date of issuance until repayment of the principal and payment of all accrued interest in full. Interest shall be computed on the basis of a 360-day year of twelve 30-day months. Notwithstanding the foregoing provisions of this Section 2, but subject to applicable law, any overdue principal of and overdue interest on this Note shall bear interest, payable on demand in immediately available funds, for each day from the date payment of principal or interest was due to the date of actual payment, at the rate of interest which is equal to the applicable Base Interest Rate plus 2% per annum, and, upon and during the continuance of an Event of Default, this Note shall bear interest, from the date of the occurrence of such Event of Default until such Event of Default is cured or waived, payable on demand in immediately available funds, at the rate of interest which is equal to the applicable Base Interest Rate plus 2% per annum.

                MANDATORY REDEMPTION AT THE OPTION OF THE HOLDER.

                           3.1  CHANGE OF CONTROL.  If one or more events
constituting a Prepayment Event shall occur, the holder of this Note shall have the right, on the date specified in Section 3.2 (the "MANDATORY REDEMPTION DATE"), to require the Company to redeem (a "MANDATORY REDEMPTION") all (but not less than all) of the Notes then held by such holder at a price (the "MANDATORY REDEMPTION PRICE") equal to (i) the following percentage of the outstanding principal amount of the Note to be prepaid plus (ii) an amount equal to all accrued and unpaid interest thereon to the Mandatory Redemption Date, in immediately available funds:

If to be Prepaid During                              Percentage of
        the Period:                                 Principal Amount
------------------------                           -------------------

December    , 1997 to                                      110.0%
December    , 1998

December    , 1998 to                                      107.5%
December    , 1999

December    , 1999 to                                      105.0%
December    , 2000

December    , 2000                                         100.0%
 and thereafter

                  Notwithstanding anything to the contrary contained herein, in the event the holder of this Note requires a Mandatory Redemption following a Change of Control that is a Sale Transaction, the percentage of the Mandatory Redemption Price that exceeds the aggregate principal amount of and accrued but unpaid interest on the Notes to be repaid shall be waived or reduced to the extent that [The 1818 Mezzanine Fund, L.P.'s] [PC Investment Company's] [Manufacturers Life Insurance Company (U.S.A.)'s] "internal rate of return" on the Notes and the Warrants issued pursuant to the Purchase Agreement (taking into account the portion of the Mandatory Redemption Price that exceeds the aggregate principal amount of and accrued but unpaid interest on the Notes held by [The 1818 Mezzanine Fund, L.P.] [PC Investment Company] [Manufacturers Life Insurance Company (U.S.A.)] that have been or are to be prepaid pursuant to this
Section 3 which is not waived) exceeds 25.0%. For purposes of this Note, "internal rate of return" means, as of the Mandatory Redemption Date, an internal rate of return calculated by determining the discount rate that equates the present value of all cash flows of the investment in the Notes and the Warrants to zero and which is derived by taking into account (i) the amount invested in the Notes and the Warrants of the Company by [The 1818 Mezzanine Fund, L.P.] [PC Investment Company] [Manufacturers Life Insurance Company (U.S.A.)] (as of the date invested), (ii) the amount of any interest payments on the Notes received by [The 1818 Mezzanine Fund, L.P.] [PC Investment Company] [Manufacturers Life Insurance Company (U.S.A.)] (as of the date received), (iii) the amount of any proceeds received by [The 1818 Mezzanine Fund, L.P.] [PC Investment Company] [Manufacturers Life Insurance Company (U.S.A.)] upon the sale or other disposition prior to the Mandatory Redemption Date of all or any portion of the Notes and the Warrants or the Common Stock issuable upon exercise of the Warrants (as of the date received), (iv) the Market Price (as defined in the Warrants) of the Common Stock (assuming exercise of any unexercised Warrants of the Company held by [The 1818 Mezzanine Fund, L.P.] [PC Investment Company] [Manufacturers Life Insurance Company (U.S.A.)]) (as of the Mandatory Redemption
Date) and (v) the facility fee received by [the 1818 Mezzanine Fund, L.P.] [PC Investment Company] [Manufacturers Life Insurance Company (U.S.A.)] pursuant to
Section 2.2 of the Purchase Agreement. For purposes of this Section 3.1, all references to PC Investment Company shall be deemed to include Progressive Investment Company, Inc.

                           3.2  NOTICE.  Notice of a Prepayment Event (the
"PREPAYMENT EVENT NOTICE") shall be mailed no more than 10 Business Days after the occurrence of a Prepayment Event to each holder of Notes, at such holder's address as it appears on the transfer books of the Company. The date fixed for each Mandatory Redemption shall be fixed by the Company and shall be no less than 20 days or more than 40 days after the date of the Prepayment Event Notice. Notwithstanding the foregoing and Section 3.1 hereof, in the event of the occurrence of a Prepayment Event of the types set forth in any of clauses (iii) or (iv) of the definition of "Change of Control," the Prepayment Event Notice shall be mailed to each holder of Notes no later than 10 Business Days prior to the consummation of the transaction contemplated by such clause (iii) or (iv), as the case may be, and the Company shall not be required to pur-

chase any Notes unless such transaction shall be consummated, in which case the Company shall be required to purchase such Notes immediately prior to the consummation of such transaction.

                           3.3  PROVISIONS OF NOTICE.  The right of the holders
of Notes to require the Company to effect a Mandatory Redemption shall remain in effect from the time of the mailing of, until the redemption date set forth in, the Prepayment Event Notice. The Prepayment Event Notice shall be accompanied by a copy of the information most recently required to be supplied under Sections 9.1(a) and 9.1(b) of the Purchase Agreement. The Prepayment Event Notice shall contain all instruments and materials necessary to enable the holder of this Note to tender this Note pursuant to this Section 3. The Prepayment Event Notice, which shall govern the terms of the Mandatory Redemption, shall state:

                                            that a Prepayment Event has
                  occurred, that each holder of Notes has the right to require the Company to effect a Mandatory Redemption pursuant to this
                  Section 3 and that tendered Notes will be redeemed;

                                            the Mandatory Redemption Price and
                  the date for redemption;

                                            that each holder of Notes may
                  require the Company to redeem all (but not less than all) Notes held thereby;

                                            that the Notes redeemed pursuant to
                  the Mandatory Redemption shall cease to accrue interest after the designated date for purchase (unless the Company shall default in the payment of the Mandatory Redemption Price, in which case the Notes shall not cease to accrue interest after such date);

                                            such other information respecting
                  the procedures for effecting the Mandatory Redemption as the Company shall include and such other information as may be required by law; and

                                            that (unless otherwise required by
                  law) any holder of Notes will be entitled to withdraw his or her election if the Company receives, not later than the close of business on the third Business Day next preceding the date scheduled for redemption, facsimile transmission or letter setting forth the name of such holder, the principal amount of Notes such holder delivered for redemption and a statement that such holder is withdrawing his or her election to have such Notes redeemed.

                           3.4      REDEMPTION PROCEDURE.  The holder of this
Note may elect to require the Company to redeem all (but not less than all) of the Notes held by such holder pursuant to a Mandatory Redemption by delivery of written notice thereof to the Company prior to the date fixed for such Mandatory Redemption. If the holder of this Note so elects, on the date fixed for any Mandatory Redemption, such holder shall surrender all of the Notes held thereby to the Company at the place designated in the Prepayment Event Notice. From and after the Mandatory Redemption Date (i) such Notes shall no longer be deemed outstanding, (ii) the right to receive interest thereon shall cease to accrue and (iii) all rights of the holders of such Notes shall cease and terminate, excepting only the right to receive the Mandatory Redemption Price therefor; provided, however, that if the Company shall default in the payment of the Mandatory Redemption Price, the Notes shall thereafter be deemed to be outstanding and the holders thereof shall have all of the rights of a holder of Notes until such time as such default shall no longer be continuing or shall have been waived by holders of at least 66% of the then outstanding principal amount of the Notes.

                           OPTIONAL REDEMPTION.

                           4.1      REDEMPTION BY COMPANY.  Except as otherwise
provided herein, the Company shall not have any right to prepay or redeem this Note. The Company shall have the right, at any time and from time to time at its sole option and election, to redeem (the "OPTIONAL REDEMPTION") the Notes, in whole but not in part, on not less than 30 days notice of the date of redemption, which must be a Business Day (any such date an "OPTIONAL REDEMPTION DATE") at a price (the "OPTIONAL REDEMPTION PRICE") equal to (i) the following percentage of the outstanding principal amount of the Notes to be redeemed plus
(ii) an amount equal to all accrued and unpaid interest thereon to the date fixed for prepayment, whether or not currently payable, to the Optional Redemption Date, in cash or other immediately available funds:

   If redeemed                            Percentage of Principal
during the period:                                 Amount
-----------------                         ----------------------

December    , 1997 to                                  110.0%
December    , 1998

December    , 1998 to                                  107.5%
December    , 1999

December    , 1999 to                                  105.0%
December    , 2000

December    , 2000 and                                 100.0%
thereafter


                  Notwithstanding anything to the contrary contained herein, in the event of the occurrence of any Public Offering prior to December , 2000, the Company shall have the right, at its sole option and election, to use the proceeds from such Public Offering(s) to redeem, by delivery of a notice pursuant to Section 4.2, concurrently with the consummation of such Public Offering(s), up to an aggregate total amount (whether with the proceeds from one or more than one Public Offering) of 33-1/3% of the principal amount of the Notes outstanding on the Closing Date at a price equal to 100.0% of the outstanding principal amount of the Notes to be prepaid plus an amount equal to all accrued and unpaid interest thereon to the date fixed for prepayment, whether or not currently payable, in cash or other immediately available funds.

                  Upon the occurrence of an Event of Default under Section 11.1(viii) of the Purchase Agreement, the Company shall be deemed to have elected to redeem the Notes as provided in this Section 4.1 and shall so redeem the Notes as provided in this Section 4 (without giving effect to the immediately preceding paragraph).

                           4.2      NOTICE.  Notice of the Optional Redemption
(the "OPTIONAL REDEMPTION NOTICE") shall be mailed at least 30 days, but not more than 60 days, prior to the date fixed for redemption to each holder of the Notes, at such holder's address as it appears on the transfer books of the Company. In order to facilitate the redemption of the Notes, the Board of Directors of the Company may fix a record date for the determination of the Notes to be redeemed, or may cause the transfer books of the Company for the Notes to be closed, not more than 60 days or less than 30 days prior to the date fixed for such redemption.

                           4.3      DEPOSIT OF FUNDS.  On the Optional
Redemption Date, the Company shall, and at any time after the Optional Redemption Notice shall have been mailed and before the date of Optional Redemption the Company may, deposit for the benefit of the holders of the Notes the funds necessary for the Optional Redemption with a bank or trust company in the Borough of Manhattan, The City of New York, having a capital and surplus of at least $150,000,000. Any moneys so deposited by the Company and unclaimed at the end of two years from the date designated for the Optional Redemption shall revert to the general funds of the Company or as otherwise required by law. After such reversion, any such bank or trust company shall, upon demand, pay over to the Company such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any holder of Notes shall look only to the Company for the payment of the Optional Redemption Price. Any interest accrued on funds deposited pursuant to this
Section 4.3 shall be paid from time to time to the Company for its own account.

                           4.4      TERMINATION OF RIGHTS.  The Optional
Redemption Notice having been given as aforesaid, upon the deposit of funds pursuant to Section 4.3 in respect of the Notes to be redeemed pursuant to
Section 4.1, notwithstanding that any such Notes themselves shall not have been surrendered for cancellation, from and after the Optional Redemption Date (i) the Notes shall no longer be deemed outstanding, (ii) the rights to receive interest thereon shall cease to accrue and (iii) all rights of the holders of the Notes shall cease and terminate, excepting only the right to receive the Optional Redemption Price therefor; provided, however, that if the Company shall default in the payment of the Optional Redemption Price, the Notes shall thereafter be deemed to be outstanding and the holders thereof shall have all of the rights of a holder of Notes until such time as such default shall no longer be continuing or shall have been waived by holders of at least 66% of the then outstanding principal amount of the Notes.

                           DEFINITIONS.  Capitalized terms not otherwise
defined in this Note shall have the meanings ascribed to them in the Purchase Agreement. As used in this Note, and unless the context requires a different meaning, the following terms have the meanings indicated:

                  "BANKRUPTCY LAW" means Title 11, U.S. Code or any other federal, state or foreign law for the relief of debtors, as any such laws may be amended from time to time.

                  "CHANGE OF CONTROL" of the Company shall mean such time as:

                           (i) Any Person or "group" (within the meaning of
         Section 13(d)(3) of the Exchange Act) other than National Auto Finance Company, L.P., Morgan Guaranty Trust Company, Gary L. Shapiro, Keith B. Stein, First Union National Bank of North Carolina (or any of its Affiliates) or the Purchasers (collectively, the "Principal Stockholders") is or becomes the beneficial owner, directly or indirectly, of outstanding shares of Capital Stock of the Company, entitling such Person or Persons to exercise 50% or more of the total votes entitled to be cast for the election of directors under ordinary circumstances at a regular or special meeting, or by action by written consent, of (i) common stockholders of the Company if at least a majority of the Company's Board of Directors are elected by common stockholders, and (ii) voting stockholders of the Company in all other circumstances (the term "beneficial owner" shall be determined in accordance with Rule 13d-3, promulgated by the Commission under the Exchange Act);

                           (ii) A majority of the Board of Directors of the Company shall consist of Persons other than Continuing Directors. The term "Continuing Director" shall mean any member of the Board of Directors of the Company on the Closing Date and any other member of the Board of Directors who shall be recommended or elected to succeed or become a Continuing Director by a majority of Continuing Directors who are then members of the Board of Directors of the Company;

                           (iii) The stockholders of the Company shall have approved a recapitalization, reorganization, merger, consolidation, sale or other disposition of all or substantially all the assets of the Company (in one transaction or in a series of related transactions) or similar transaction, in each case, with respect to which all or substantially all the Persons who were the respective beneficial owners of the outstanding shares of Capital Stock of the Company immediately prior to such recapitalization, reorganization, merger or consolidation, beneficially own, directly or indirectly, less than 50% of the combined voting power of the then outstanding shares of Capital Stock of the Company resulting from such recapitalization, reorganization, merger, consolidation or similar transaction or obtaining the assets of the Company; or

                           (iv) Upon the consummation of any transaction the result of which is that the Common Stock is not required to be registered under Section 12 of the Exchange Act and that the holders of Common Stock do not receive common stock of the Person surviving such transaction which is required to be registered under Section 12 of the Exchange Act.

                  "PREPAYMENT EVENT" means the occurrence of (i) a Change of Control or (ii) a conveyance, transfer, lease or other disposition (whether in one transaction or a series of transactions) of all or substantially all of the assets (wherever acquired) of any division or Subsidiary of the Company (except for sales in connection with Permitted Securitization Transactions) if such assets accounted for at least 33% of the Company's Net Income determined by reference to the most recent audited financial statements of the Company.

                  "PUBLIC OFFERING" shall mean the sale in any offering by the Company of its Capital Stock for its own account pursuant to a registration statement on Form S-1 or otherwise under the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

                  "SALE TRANSACTION" shall mean a Change of Control pursuant to subsection (iii) of the definition thereof, provided that the reference contained therein to 50% shall instead be deemed to be 10%.

                           SUBORDINATION.  This Note is subordinated to certain
Senior Indebtedness. To the extent provided in Article 12 of the Purchase Agreement, Senior Indebtedness must be paid before this Note may be paid. The Company, and the holder of this Note by accepting this Note, agree to the subordination provisions contained in Article 12 of the Purchase Agreement.

                           EXCHANGE OF NOTES.  At the option of the holder of
this Note, this Note may be exchanged for other Notes of like tenor and of a like aggregate principal amount, upon surrender of this Note at the principal office of the Company;

provided, however, that the minimum denomination of any Note to be issued in exchange for this Note shall be at least $3,000,000 and in at least $1,000 increments, unless the transferee of this Note (i) shall have purchased this
Note in a public offering or subsequent to a public offering thereof, (ii) is a partner or member of the holder of this Note and shall have received this Note upon the dissolution or liquidation of the holder of this Note or in connection with a distribution of assets by the holder of this Note, or (iii) is a parent or subsidiary of the holder of this Note, which in each case the minimum denomination of any note to be issued in exchange for this Note shall be at least $1,000.

                           AMENDMENT.  Amendments and modifications of this
Note may be made only in the manner provided in Section 14.5 of the Purchase Agreement.

                           GOVERNING LAW.  This Note shall be governed by and
construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.


                  IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, as of the date written below.

                                            NATIONAL AUTO FINANCE COMPANY, INC.



                         By_____________________________
                                      Name:
                                     Title:

Date: December   , 1997